Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

H.J. HEINZ HOLDING CORPORATION

H.J. Heinz Holding Corporation, a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

The corporation was originally incorporated on February 8, 2013 under the name Hawk Acquisition Holding Corporation. The Amended and Restated Certificate of Incorporation of H.J. Heinz Holding Corporation as in effect as of this date was filed with the Secretary of State of the State of Delaware on June 7, 2013 (as in effect immediately prior to the adoption and effectiveness hereof, the “Existing Certificate of Incorporation”).

This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate of Incorporation”) has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and shall be effective as of 4:00 p.m. Eastern time on July 2, 2015 (the “Effective Time”).

The Existing Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation (the “Corporation”) is “The Kraft Heinz Company”.

ARTICLE II

The Corporation’s purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as it may be amended from time to time, the “DGCL”).

ARTICLE III

At the Effective Time, each share of the Corporation’s common stock, par value $0.01 per share, either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time (“Old Common Shares”) shall, automatically and without any action on the part of the holder thereof, be reclassified and changed into 0.443332 of a share of common stock, par value $0.01 per share (“Common Stock”), of the Corporation (such reclassification and change, the “Reverse Stock Split”). All fractional shares that would otherwise be held by any holder of Common Stock as a result of the Reverse Stock Split shall be aggregated into the total number of whole shares of Common Stock represented by all of the fractional shares of Common Stock held by such holder as a result of the Reverse Stock Split. If any fractional share would remain after such aggregation, the Corporation shall, in lieu of issuing any such fractional share, pay cash in an amount equal to the fair value of such fractional share (as determined in good faith by the Board of Directors of the Corporation (the “Board of Directors”)). All references to numbers of shares of Common Stock, including all amounts stated on a per share or percentage ownership basis, contained in this Second Amended and

Restated Certificate of Incorporation or any Certificate of Designation relating to any class or series of Preferred Stock (this Second Amended and Restated Certificate of Incorporation, together with any Certificate of Designation relating to any class or series of Preferred Stock, and any amendments thereto from time to time, the “Charter”) are stated after giving effect to the Reverse Stock Split and no further adjustment shall be made as a consequence of the Reverse Stock Split. Each certificate previously representing Old Common Shares shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock into which the Old Common Shares represented by such certificate shall have been reclassified and changed; provided, however, that each holder of record of a certificate that represented Old Common Shares shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of Common Stock into which the Old Common Shares represented by such certificate have been reclassified and changed as a result of the Reverse Stock Split.

The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 5,001,000,000 shares, consisting of 1,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), and 5,000,000,000 shares of Common Stock, par value $0.01 per share.

Subject to the rights of the holders of any outstanding class or series of Preferred Stock, the number of authorized shares of either the Preferred Stock or the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either the Preferred Stock or the Common Stock voting separately as a class shall be required therefor.

The powers, preferences and rights and the qualifications, limitations and restrictions of the authorized capital stock shall be as follows:

(A) Voting Powers

1. Each holder of Common Stock, as such, shall be entitled to one vote in person or by proxy for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Charter that relates solely to the terms of one or more outstanding class or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such class or series, to vote thereon pursuant to this Charter or pursuant to the DGCL.

2. Except as otherwise required by law, holders of a class or series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted to such holders by this Charter.

3. Except as otherwise set forth in this Charter, the By-Laws of the Corporation (the “By-Laws”) shall set forth the vote required to authorize all actions with respect to which holders of capital stock in the Corporation are entitled to vote or, if not otherwise set forth in the Charter or in the By-Laws, the vote required shall be that set forth in the DGCL.

(B) Common Stock

1. Dividends

Subject to the rights of the holders of any outstanding class or series of Preferred Stock, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as the Board of Directors may declare thereon from time to time and shall share equally on a per share basis in all such dividends and other distributions.

2. Dissolution

In the event of the Corporation’s dissolution, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of any outstanding class or series of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed to the holders of Common Stock in proportion to the number of shares held by them and to the holders of any class or series of Preferred Stock entitled thereto. For purposes of this Article III(B)2 (and, for the avoidance of doubt, except with respect to any class or series of Preferred Stock if provided for in the Charter with respect to such class or series of Preferred Stock), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a merger involving the Corporation and one or more other entities (whether or not the Corporation is the entity surviving such merger) shall not be deemed to be a dissolution of the Corporation.

(C) Preferred Stock

In addition to the Series A Preferred Stock established pursuant to Article IV, and subject to the rights of the holders of any outstanding class or series of Preferred Stock, including the Series A Preferred Stock established pursuant to Article IV, the Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for classes and series of Preferred Stock. The Board of Directors may fix the number of shares constituting such class or series and the designation of such class or series and the powers (including voting, if any), preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such class or series. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof.

The powers (including voting, if any), preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes and series at any time outstanding.

(D) Action by Written Consent

Any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock of the Corporation entitled to vote thereon having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock of the Corporation entitled to vote thereon were present and voted.

ARTICLE IV

(A) Designation

The distinctive designation of the series of Preferred Stock of the Corporation established pursuant to this Article IV is 9.00% Cumulative Compounding Preferred Stock, Series A (“Series A Preferred Stock”). The authorized number of shares of Series A Preferred Stock shall be 80,000. Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock. Each share of Series A Preferred Stock that is redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall be automatically retired upon such redemption, purchase or other acquisition and may not be reissued by the Corporation and, following such redemption, purchase or other acquisition, the Corporation shall file a certificate of retirement with respect to such shares so as to reduce accordingly the number of authorized shares of Preferred Stock of the Corporation.

(B) Number of Common Shares

For so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the consent of holders of not less than a majority of the shares of Series A Preferred Stock then outstanding, issue shares of Common Stock in an amount such that after giving effect to such issuance, the Corporation would have less than 2,000,000,000 shares of authorized but unissued shares of Common Stock, unless such issuance is made for the purpose of (a) a sale of such shares, the proceeds of which are used solely to redeem shares of Series A Preferred Stock in accordance with this Article IV or (b) a Net Proceeds Redemption. For the avoidance of doubt, this Article IV shall not prohibit the Corporation from authorizing additional shares of Common Stock in excess of the 5,000,000,000 shares authorized as of the Effective Time by amendment of this Charter or from issuing any such additional shares.

(C) Certain Definitions

For purposes of this Article IV, the following terms shall have the meanings indicated:

1. “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

2. “Base Amount” means one of the following amounts, as applicable:

(i) $104,000 per share of Series A Preferred Stock for any payment made from and including the third anniversary of the Original Issue Date to but excluding the fourth anniversary of the Original Issue Date;

(ii) $105,000 per share of Series A Preferred Stock for any payment made from and including the fourth anniversary of the Original Issue Date to but excluding the fifth anniversary of the Original Issue Date;

(iii) $106,000 per share of Series A Preferred Stock for any payment made from and including the fifth anniversary of the Original Issue Date to but excluding the sixth anniversary of the Original Issue Date;

(iv) $107,000 per share of Series A Preferred Stock for any payment made from and including the sixth anniversary of the Original Issue Date to but excluding the seventh anniversary of the Original Issue Date; and

(v) $108,000 per share of Series A Preferred Stock for any payment made from and including the seventh anniversary of the Original Issue Date.

3. “Berkshire” means Berkshire Hathaway Inc., a Delaware corporation.

4. “Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

5. “Dividend Period” means the period from and including any Regular Dividend Payment Date (or, prior to the first Regular Dividend Payment Date, from and including the Original Issue Date) to, but excluding the next Regular Dividend Payment Date.

6. “Eligible Institution” means either Wells Fargo Bank, N.A. or JPMorgan Chase Bank, N.A.

7. “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation that ranks junior to the Series A Preferred Stock either (or both) as to the payment of dividends and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

8. “Net Proceeds” means the difference between (i) the Offering Proceeds minus (ii) the direct expenses for the fees and costs of the underwriters and legal counsel for the Corporation incurred and paid by the Corporation in effecting the Redemption Offering, and no other fees, expenses or other amounts.

9. “Net Proceeds Redemption” means a redemption of Series A Preferred Stock as contemplated by Article IV(F)2.

10. “Offering Proceeds” means the gross cash proceeds of all sales of any shares of any series of Common Stock in a Redemption Offering.

11. “Original Issue Date” means June 7, 2013.

12. “Parity Stock” means any class or series of stock of the Corporation (other than Series A Preferred Stock) that both ranks equally with the Series A Preferred Stock in the payment of dividends and ranks equally with the Series A Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation (without regard to whether dividends accrue on a cumulative or non-cumulative basis).

13. “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

14. “Preferred Stock” means any and all classes or series of stock of the Corporation that rank senior to the Common Stock as to the payment of dividends or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, including the Series A Preferred Stock.

15. “Redemption Date” means a Net Proceeds Redemption Date or an Optional Redemption Date.

16. “Redemption Offering” means the issuance by the Corporation of Common Stock in (i) an underwritten primary public offering pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended (whether alone or in connection with a secondary public offering), or (ii) any other primary issuance in an arm’s length transaction with parties other than Berkshire or its Affiliates, in either case, pursuant to the notice given by holders of a majority of the shares of Series A Preferred Stock in accordance with Article IV(F)2, which issuance is effected after the eighth anniversary of the Original Issue Date and prior to the date on which all shares of Series A Preferred Stock have been redeemed.

(D) Dividends

1. Rate, Accrual and Payment

Holders of Series A Preferred Stock, in preference to the holders of shares of Common Stock and other Junior Stock of the Corporation shall be entitled to receive, on each share of Series A Preferred Stock, cumulative cash dividends payable quarterly in arrears on each March 7, June 7, September 7 and December 7, (each, a “Regular Dividend Payment Date”), commencing on September 7, 2013; provided, however, that if any Regular Dividend Payment Date occurs on a day that is not a Business Day, then any dividend otherwise payable on such Regular Dividend Payment Date will instead be payable on the immediately succeeding Business Day, without any adjustment to the amount payable (and each such succeeding Business Day, when applicable and, in every other case, each Regular Dividend Payment Date is referred to herein as a “Dividend Payment Date”). Dividends on each share of Series A Preferred Stock shall accrue daily on a cumulative basis at a per annum rate of 9.00% on the amount of $100,000 per share of Series A Preferred Stock, whether or not declared by the Board of Directors, and will be payable quarterly in arrears in cash on each Dividend Payment Date (such quarterly amount for a full Dividend Period, the “Regular Quarterly Dividend”), when, as and if declared by the Board of Directors. If a Regular Quarterly Dividend is not declared in full by the

Board of Directors or is not paid in full on a Dividend Payment Date to the holders of all shares of Series A Preferred Stock, from and after such Dividend Payment Date such unpaid amount shall be a “Past Due Dividend”. In addition to the Regular Quarterly Dividends, dividends (“Additional Dividends”) on each share of Series A Preferred Stock shall accrue daily on a cumulative basis at a per annum rate of 9.00% on the amount of all Past Due Dividends with respect to such share of Series A Preferred Stock, compounded quarterly on each Dividend Payment Date, whether or not declared by the Board of Directors (and upon such compounding, such Additional Dividends shall be added to and shall constitute Past Due Dividends hereunder), until the date the same are declared by the Board of Directors and paid in cash to the holders of the shares of Series A Preferred Stock.

Dividends accrued and/or payable on the Series A Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends accrued and/or payable with respect to the shares of Series A Preferred Stock on any date prior to the end of a Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends paid in cash on Series A Preferred Stock on any Dividend Payment Date will be payable to holders of record of Series A Preferred Stock as they appear on the stock ledger of the Corporation on the applicable record date, which record date shall be the 15th calendar day before such Regular Dividend Payment Date or such other record date fixed by the Board of Directors that does not precede the date upon which the resolution fixing the record date is adopted, and is not more than 60 days prior to such Regular Dividend Payment Date (each, a “Dividend Record Date”). A Dividend Record Date shall not be required to be on a Business Day.

2. Priority of Dividends

So long as any share of Series A Preferred Stock remains outstanding, no dividend shall be declared or paid on the Common Stock, any other share of Junior Stock or any Parity Stock, and no Common Stock, other Junior Stock or Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries, directly or indirectly, unless on the date of such declaration, payment, purchase, redemption or other acquisition for consideration (i) all Past Due Dividends, and accrued and unpaid Additional Dividends thereon to the date of payment of such Past Due Dividends, for all prior Dividend Periods, on all outstanding shares of Series A Preferred Stock, shall have been declared and paid in full and (ii) an amount equal to the full Regular Quarterly Dividend for all outstanding shares of Series A Preferred Stock for the then-current Dividend Period shall have been declared and paid in full (or declared and such amount shall have been deposited by the Corporation in trust for the pro rata benefit of the holders of shares of Series A Preferred Stock on the applicable record date therefor with an Eligible Institution). The foregoing sentence shall not prohibit purchases, redemptions or other acquisitions of Common Stock in connection with cashless exercises of options and similar actions under any equity incentive plan (including any stock option plan) of the Corporation adopted by the Board of Directors, in each case, in the ordinary course of business.

(E) Liquidation Rights

1. Voluntary or Involuntary Liquidation

In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock, other Junior Stock or any other stock of the Corporation ranking junior to the Series A Preferred Stock as to such distribution, payment in full in cash in an amount equal to the sum of (i) $100,000 per share, plus (ii) the accrued and unpaid dividends per share, including any and all Past Due Dividends and Additional Dividends on such Past Due Dividends, in each case, whether or not declared, to the date of payment (such sum, the “Series A Liquidation Preference”).

2. Partial Payment

If in any distribution described in this Article IV(E) the assets of the Corporation or proceeds thereof are not sufficient to pay in full the aggregate Series A Liquidation Preference and the aggregate Liquidation Preferences (as defined below) of all Parity Stock, the amounts paid to the holders of Series A Preferred Stock and to the holders of Parity Stock shall be paid pro rata in accordance with the respective aggregate Series A Liquidation Preference and the aggregate Liquidation Preference of such Parity Stock. The “Liquidation Preference” of Parity Stock means the amount otherwise payable to the holders of such Parity Stock with respect to any distribution described in this Article IV(E) (assuming no limitation on the assets of the Corporation available for such distribution), including the amount of declared but unpaid dividends to the extent provided in the Charter with respect to such Parity Stock.

3. Residual Distributions

If the Series A Liquidation Preference has been paid in full on all shares of Series A Preferred Stock to each respective holder thereof, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

4. Merger, Consolidation and Sale of Assets Not Liquidation

For purposes of this Article IV(E), the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

(F) Redemption

1. Optional Redemption

The Corporation may not redeem the Series A Preferred Stock for the first three years following the Original Issue Date. On or after the third anniversary of the Original Issue Date, the Corporation may, at its option, redeem, in whole at any time or in part from time to time, shares of Series A Preferred Stock at the time outstanding, upon notice given as provided in Article IV(F)3, at a redemption price paid in cash for each share of Series A Preferred Stock redeemed equal to the sum of (i) the Base Amount per share, plus (ii) the accrued and unpaid dividends on each share, including any and all Past Due Dividends and Additional Dividends on such Past Due Dividends, whether or not declared, to the date of payment (such sum, the “Redemption Price”, and such date of payment, the “Optional Redemption Date”). Any redemption of less than all of the shares of Series A Preferred Stock at the time outstanding pursuant to an optional redemption shall be in an amount of not less than 8,000 shares of Series A Preferred Stock.

2. Net Proceeds Redemption

If any shares of Series A Preferred Stock remain outstanding after the eighth anniversary of the Original Issue Date and the holders of a majority of the shares of Series A Preferred Stock deliver to the Secretary of the Corporation a notice of request for redemption pursuant to this Article IV(F)2, the Corporation shall, to the fullest extent permitted by law (i) take any action necessary or appropriate to cause the occurrence of one or more Redemption Offerings, and (ii) redeem on each Net Proceeds Redemption Date (as defined below) from the Net Proceeds of a Redemption Offering the maximum number of outstanding shares of Series A Preferred Stock that it is able to redeem in cash from such Net Proceeds, at a price equal to the Redemption Price for each share of Series A Preferred Stock, upon notice given to all holders of Series A Preferred Stock as provided in Article IV(F)3. The “Net Proceeds Redemption Date” shall mean, with respect to any Redemption Offering, the date of receipt by the Corporation of any Offering Proceeds from such Redemption Offering. For the avoidance of doubt, if Net Proceeds from a Redemption Offering are insufficient to redeem all outstanding shares of Series A Preferred Stock, the Net Proceeds of each successive Redemption Offering shall be applied to redeem shares of Series A Preferred Stock, at the Redemption Price, until all outstanding shares of Series A Preferred Stock have been redeemed. For the purpose of determining whether redemption is permitted by law, the Corporation shall value its assets at the highest amount permissible under applicable law.

3. Notice of Redemption

Notice of every redemption of shares of Series A Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption, in the event of an optional redemption pursuant to Article IV(F)1, or on the date of receipt of Offering Proceeds in the event of a Net Proceeds Redemption. Any notice mailed as provided in this Article IV(F)3 shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock called for redemption shall not affect the validity of the redemption of any other shares of Series A Preferred Stock, nor shall it excuse the Corporation from its obligation to redeem shares of Series A Preferred Stock to the extent required hereunder. Each notice of redemption given to a holder shall state: (1) the Redemption Date; (2) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the Redemption Price; and (4) the place or places where certificates for such shares are to be surrendered against payment of the Redemption Price.

4. Redemption Generally

The Redemption Price for any share of Series A Preferred Stock called for redemption shall be payable in cash on the Redemption Date to the holder of such share against surrender of the certificate(s) evidencing such share to the Corporation (or, if such holder alleges that such certificate has or certificates have been lost, stolen or destroyed, upon delivery of a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate). Any declared but unpaid dividends payable on a Redemption Date that occurs subsequent to the Dividend Record Date for a Dividend Period (“Additional Regular Dividends”) shall not be paid to the holder entitled to receive the Redemption Price on the Redemption Date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Article IV(D).

5. Partial Redemption

In case of any redemption of fewer than all of the shares of Series A Preferred Stock at the time outstanding, and if there is more than one Holder, the shares of Series A Preferred Stock shall be redeemed on a pro rata basis. If fewer than all the shares of Series A Preferred Stock represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof promptly following the Redemption Date.

6. Effectiveness of Redemption

If notice of redemption has been duly given and if on or before the Redemption Date specified in such notice all funds necessary for the payment of the aggregate Redemption Price (plus Additional Regular Dividends, if any) have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with an Eligible Institution, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share of Series A Preferred Stock so called for redemption has not been surrendered for cancellation, on and after the Redemption Date, dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights of the respective holders with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the respective holders thereof to receive the Redemption Price from such Eligible Institution, without interest, and the respective holders on the Dividend Record Date to receive the Additional Regular Dividend, if any. Any funds unclaimed at the end of three years from the Redemption Date shall, to the extent permitted by law, be released by such Eligible Institution (or its successor, which must also be an Eligible Institution) to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the Redemption Price of such shares or the Additional Regular Dividend, if any, with respect to such shares.

7. Authorization and Issuance of Shares of Common Stock after Eighth Anniversary of Original Issue Date; Effecting Net Proceeds Redemption

The provisions of this Article IV(F)7 have been adopted pursuant to the final clause of the first sentence, and the second sentence, of Section 141(a) of the DGCL. If, at any time after the 180th day after the eighth anniversary of the Original Issue Date, (i) the Corporation has not redeemed all outstanding shares of Series A Preferred Stock and (ii) a notice (the “Electing Notice”) from the holders of a majority of the shares of Series A Preferred Stock (the “Electing Holders”), stating that such Electing Holders wish to effect the provisions of this Article IV(F)7 has been delivered to the Secretary of the Corporation and not subsequently withdrawn by the holders of a majority of the shares of Series A Preferred Stock, then the business and affairs of the Corporation, solely with respect to Redemption Offering Matters (as defined below), shall be managed by or under the direction of the Person or Persons (which, for the avoidance of doubt, may include an entity to the fullest extent permitted by law) listed in the Electing Notice (the “Redemption Offering Board”), and the Redemption Offering Board shall have the full power and authority of the Board of Directors with respect to Redemption Offering Matters. Except as otherwise provided in the Charter, the provisions of the DGCL that otherwise apply to directors or a board of directors shall apply to the Redemption Offering Board. The term “Redemption Offering Matters” means any matter determined in good faith by the Redemption Offering Board to be necessary or convenient to effecting a Redemption Offering (including, for the avoidance of doubt, the approval of the issuance of, and determination of consideration for, shares of Common Stock in a Redemption Offering) and effecting a related Net Proceeds Redemption.

(G) Certain Other Provisions Relating to Ranking

So long as any shares of Series A Preferred Stock are issued and outstanding, no other class or series of stock of the Corporation shall (a) rank equally with the Series A Preferred Stock in the payment of dividends (without regard to whether dividends accrue on a cumulative or non-cumulative basis) and rank junior or senior to the Series A Preferred Stock with respect to the distribution of assets on any liquidation, dissolution or winding up of the Corporation or (b) rank equally with the Series A Preferred Stock with respect to the distribution of assets on any liquidation, dissolution or winding up of the Corporation and rank junior or senior to the Series A Preferred Stock in the payment of dividends (without regard to whether dividends accrue on a cumulative or non-cumulative basis).

(H) Conversion

Shares of Series A Preferred Stock shall not be convertible into any other securities.

(I) Voting Rights

1. General

The holders of Series A Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

2. Series A Preferred Stock Voting Rights as to Particular Matters

In addition to any other vote or consent of stockholders required by law or by this Charter, so long as any shares of Series A Preferred Stock are outstanding, the vote or consent of the holders of a majority of the shares of Series A Preferred Stock at the time outstanding, voting in person or by proxy and separately as a class, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any of the following, whether by merger, consolidation or otherwise, and any of the following taken, whether by merger, consolidation or otherwise, without such consent or vote shall be null and void ab initio, and of no force or effect:

i. Authorization or Creation of Stock of the Corporation. Any amendment or alteration of the Charter to authorize or create, or increase the authorized amount of, any shares of any class or series of stock of the Corporation, or the issuance of any shares of any class or series of stock of the Corporation, in each case, ranking senior to or equally with the Series A Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation, or having or sharing any voting or consent rights with respect to any matter described in this Article IV(I)2;

ii. Authorization or Issuance of Additional Shares of Series A Preferred Stock or Certain Other Stock. The authorization or issuance of (or obligation to issue) (a) any shares of Series A Preferred Stock in addition to the 80,000 shares of Series A Preferred Stock authorized and issued on the Original Issue Date, (b) any shares of any class or series of stock of the Corporation constituting Parity Stock or ranking senior to the Series A Preferred Stock with respect to either the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation, or (c) any shares of any class or series of stock of the Corporation that is not perpetual and has a term that ends on or before the ninth anniversary of the Original Issue Date, or provides for mandatory redemption thereof on any date on or before the ninth anniversary of the Original Issue Date, or provides for any right of the holder thereof, whether or not contingent on the occurrence of any event, the passage of time or any other circumstance, to put such shares to the Corporation or otherwise cause or require the purchase of such shares by the Corporation on or before the ninth anniversary of the Original Issue Date, or that is convertible or exchangeable into any of the foregoing;

iii. Amendments. Any amendment, alteration or repeal of any provision of the Charter or the By-Laws of the Corporation that affects or changes the rights, preferences, privileges or powers of the Series A Preferred Stock, and the defined terms in the Charter as used with respect to this Article IV or otherwise with respect to the Series A Preferred Stock;

iv. Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series A

Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless as a result thereof (x) the Series A Preferred Stock remains outstanding or is converted into or exchanged for preference securities of the surviving entity with rights, preferences, privileges and powers substantially identical to those of the Series A Preferred Stock, and (y) there is no other class or series of equity outstanding that would not be permitted to be issued and outstanding pursuant to Article IV(G) or that would require the approval of holders of a majority of the shares of Series A Preferred Stock outstanding as provided in this Article IV(I)2 if the same were to be issued by the Corporation on the date of consummation of such exchange, reclassification, merger or consolidation (provided, that if pursuant to such transaction the holders of Series A Preferred Stock hold preference securities in a surviving entity, the equity of such surviving entity shall comply with the requirements of this clause (y)); and

v. Decrease of Authorized Shares of Stock of the Corporation. Any amendment or alteration of the Charter to decrease the authorized number of shares of any class or series of stock of the Corporation from such number of shares authorized as of the Effective Time.

3. No Voting Parity Stock

No other class or series of stock of the Corporation shall have or share any voting or consent rights with the holders of shares of Series A Preferred Stock with respect to any matter described in Article IV(I).

4. Changes After Redemption or Provision for Redemption

No vote or consent of the holders of Series A Preferred Stock shall be required pursuant to Article IV(I) if at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series A Preferred Stock (i) shall have been redeemed or (ii) shall have been called for redemption, upon proper notice given in accordance with Article IV(F), all funds necessary for the payment of the aggregate Redemption Price shall have been deposited by the Corporation with an Eligible Institution pursuant to Article IV(F)6 and the Redemption Date shall have occurred.

(J) Notices

All notices or communications in respect of Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in the Second Amended and Restated Certificate of Incorporation.

(K) Other Rights

The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Charter or as provided by applicable law. For the avoidance of doubt, the Series A Preferred Stock described in this Article IV shall constitute the same security as the 9.00% Cumulative Compounding Preferred Stock, Series A established pursuant to the Existing Certificate of Incorporation.

ARTICLE V

The registered office of the Corporation shall be located at 2711 Centreville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808, and the Corporation’s registered agent at such address shall be Corporation Service Company.

ARTICLE VI

(A) Number of Directors

Subject to the rights of the holders of any outstanding class or series of Preferred Stock, the number of directors shall be established at eleven directors as of the Effective Time and, thereafter, the number of directors shall be determined solely by the Board of Directors from time to time.

(B) Terms of Directors

Subject to the rights of the holders of any outstanding class or series of Preferred Stock, each director shall be elected at each annual meeting of stockholders and shall hold office until the next succeeding annual meeting of stockholders and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, disqualification or removal from office. The election of directors need not be by written ballot. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Subject to the rights of the holders of any outstanding class or series of Preferred Stock, advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the By-Laws of the Corporation.

(C) Removal of Directors

The Board of Directors or any individual director may be removed from office at any time (a) with cause by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation entitled to vote in an election of directors or (b) without cause by (i) the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding capital stock of the Corporation entitled to vote in an election of directors or (ii) solely if such removal is recommended by at least sixty-six and two-thirds percent (66 2/3%) of the Board of Directors, by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation entitled to vote in an election of directors.

(D) Vacancies

Subject to the rights of the holders of any outstanding class or series of Preferred Stock, any vacancy on the Board of Directors, including a vacancy resulting from an increase in the number of directors, shall only be filled by the affirmative vote of a majority of the Board of Directors then in office, even though fewer than a quorum.

ARTICLE VII

(A) Definitions

For purposes of this Article VII, the following terms shall have the meanings indicated:

1. “eligible person” means a person who is or was a director, a member of the Redemption Offering Board or an officer of the Corporation or a person who is or was a director, a member of the Redemption Offering Board or an officer and who is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, employee benefit plans);

2. “expenses” includes, without limitation, attorneys’ fees;

3. “liability” means the obligation to pay expenses, judgments, fines or settlements incurred with respect to a proceeding or an action or suit by or in the right of the Corporation to procure a judgment in its favor;

4. “party” includes, without limitation, an individual who was, is, or is threatened to be made a party in or witness to a proceeding or an action or suit by or in the right of the Corporation to procure a judgment in its favor; and

5. “proceeding” means any threatened, pending or completed action, suit, or proceeding whether civil, criminal, administrative or investigative (other than any action or suit by or in the right of the Corporation to procure a judgment in its favor), provided, however, that, except with respect to proceedings to enforce rights to indemnification and advancement permitted by paragraph H of this Article VII, no action, suit or proceeding initiated by an eligible person shall be a “proceeding” for purposes of this Article VII unless such action, suit or proceeding (or part thereof) was authorized by the Board of Directors.

(B) Limitation of Liability

To the full extent the DGCL, as it exists at the Effective Time, permits the limitation or elimination of the liability of directors, no director made party to any proceeding shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, officers or other eligible persons, then the liability of a director or officer of the Corporation or other eligible person shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. All references in this Article VII(B) to a director shall also be deemed to refer to a member of the Redemption Offering Board.

(C) Indemnification

To the full extent permitted by the DGCL, as it exists at the Effective Time or as hereafter amended (but, in the case of such amendment, only to the extent such amendment permits broader indemnification), the Corporation shall indemnify any eligible person:

1. against expenses and other liabilities actually and reasonably incurred by such person in connection with any proceeding by reason of the fact that such person is or was an eligible person and, with respect to any criminal proceeding, if such person had no reasonable cause to believe such person’s conduct was unlawful; and

2. against expenses in connection with the defense or settlement of any suit or action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was an eligible person;

if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation.

(D) Termination of Proceeding

The termination of any proceeding or action or suit by or in the right of the Corporation to procure a judgment in its favor by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the eligible person did not meet any standard of conduct that is or may be a prerequisite to the limitation or elimination of liability provided in Article VII(B) or to such person’s entitlement to indemnification under Article VII(C).

(E) Determination of Availability

The Corporation shall indemnify under Article VII(C) any eligible person who has been successful on the merits in the defense of any proceeding or action or suit by or in the right of the Corporation to procure a judgment in its favor. Any other indemnification under Article VII(C) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the eligible person has met any standard of conduct that is a prerequisite to his or her entitlement to indemnification under Article VII(C). With respect to a person who is a director or officer of the Corporation at the time of such determination, such determination shall be made:

1. By a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or

2. By a committee of such directors designated by majority vote of such directors, even though less than a quorum; or

3. If there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or

4. By the stockholders.

(F) Advances

The Corporation shall advance expenses incurred by an eligible person who is a party to or otherwise involved in a proceeding or action or suit by or in the right of the Corporation to procure a judgment in its favor in advance of the final disposition of such proceeding, action or suit upon receipt of an undertaking by or on behalf of such eligible person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the Corporation under Article VII(C).

(G) Indemnification of Others

The Corporation is empowered to indemnify or contract to indemnify any person not specified in Article VII(C) who was, is or may become a party to or otherwise involved in any proceeding or suit or action by or in the right of the Corporation, by reason of the fact that he or she is or was an employee or agent of the Corporation, to the same or a lesser extent as if such person were specified as one to whom indemnification is granted in Article VII(C).

(H) Application; Amendment

The provisions of this Article VII shall be applicable to all proceedings and suits and actions by or in the right of the Corporation arising from any act or omission, whether occurring before or after the Effective Time. No amendment or repeal of this Article VII shall impair or otherwise diminish the rights provided under this Article VII (including those created by contract) with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions and make all such determinations and authorizations as shall be necessary or appropriate to comply with its obligation to make any indemnity against liability, or to advance any expenses, under this Article VII. If a claim under Paragraph C, E or F of this Article VII is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the eligible person may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the eligible person shall be entitled to be paid also the expense of prosecuting or defending such suit.

(I) Insurance

The Corporation may purchase and maintain insurance on behalf of any eligible person against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VII.

(J) Further Indemnity

Nothing herein shall prevent or restrict the power of the Corporation to make or provide for any further indemnity and advancement, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, By-Laws, vote of stockholders or disinterested directors or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, By-Laws or other arrangements).

(K) Severability

Each provision of this Article VII shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

ARTICLE VIII

The Corporation hereby expressly elects that Section 203 of the DGCL shall not govern the Corporation.

ARTICLE IX

The Corporation reserves the right to amend, alter or repeal any provision contained in this Charter, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders in the Charter are subject to this reservation.

In furtherance and not in limitation of the powers conferred upon it by law, but subject to Article IV(I)2, the Board of Directors is expressly authorized to adopt, repeal, alter or amend the By-Laws of the Corporation by the affirmative vote of a majority of the entire Board of Directors. In addition to any requirements of applicable law and any other provision of this Charter and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote in the election of directors of the Corporation, voting together as a single class, shall be required for stockholders to adopt, amend, alter or repeal any provision of the By-Laws of the Corporation.

ARTICLE X

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware except as to each of (i) through (iv) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.